Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Fred B. Parks, Chairman and CEO
Elissa J. Lindsoe, CFO
(763) 475-1400

UROLOGIX REPORTS FOURTH QUARTER AND FISCAL 2007 RESULTS

MINNEAPOLIS—August 22, 2007—Urologix®, Inc. (NASDAQ:ULGX), today reported financial results for the fiscal 2007 fourth quarter and year ended June 30, 2007, both of which include $4.8 million in non-cash income tax expense to increase the tax valuation allowance to fully reserve the Company’s deferred tax assets and a $6.4 million non-cash charge for long lived asset impairments and inventory write-downs for a total in non-cash charges of $11.2 million.

Revenue for the fourth quarter was $4.8 million compared to $5.1 million reported in the third quarter of fiscal 2007 and $6.6 million in the fourth quarter of fiscal 2006. For the fourth quarter of fiscal 2007, revenue from catheter sales to direct accounts declined 6% from the third quarter of fiscal 2007, driven primarily by a reduction in average selling price. Revenue from catheter sales to direct accounts constituted 51% of overall revenue in the fourth quarter of 2007 as compared to 52% in the prior quarter. Third party mobile revenue represented approximately 9% of overall revenue in both the fourth and third quarters of fiscal 2007. Sales of Urologix-owned Cooled ThermoTherapy mobile service treatments declined 2% compared to the third quarter of fiscal 2007, constituting 37% of overall revenue in the fourth quarter of 2007 compared to 36% in the prior quarter.

The net loss for the fourth quarter was $12.1 million, or $0.84 per diluted share. Impacting the fourth quarter net loss were non-cash long lived asset impairment charges, inventory write-downs and income tax expense recorded in the fourth quarter totaling $11.2 million, or $0.78 per diluted share. This compares to a net loss of $0.8 million, or $0.05 per diluted share, in the third quarter of fiscal 2007 and net earnings of $4.7 million, or $0.32 per diluted share, which includes $4.6 million, or $0.32 per diluted share, income tax benefit, in the fourth quarter of fiscal 2006 to reduce the valuation allowance related to the Company’s deferred tax asset.

For the year ended June 30, 2007, revenue was $21.3 million compared to $25.9 million in fiscal 2006. The net loss in fiscal 2007 was $13.2 million, or $0.92 per diluted share, which includes $11.2 million, or $0.78 per diluted share, of non-cash income tax expense to increase the valuation allowance on the deferred tax asset and long lived asset impairment charges and inventory write-downs recorded in the fourth quarter of fiscal 2007. This compares to fiscal 2006 net earnings of $5.5 million, or $0.38 per diluted share, which includes an income tax benefit of $4.6 million, or $0.32 per diluted share to reduce the valuation allowance related to the Company’s deferred tax asset.

“CoolMax™, our improved microwave catheter for in-office BPH treatment, is advancing toward the marketplace with great promise,” said Fred B. Parks, chairman and chief executive officer of Urologix. “Our top priorities are accelerating CoolMax to the marketplace, developing new accounts through the mobile channel, and expanding Cooled ThermoTherapy presence outside the United States. These initiatives should positively impact the second half of fiscal 2008.”

In connection with the Company’s strategy to develop a next generation catheter, Company management recently developed an end-of-life plan for its Prostatron® control units and Prostaprobe® treatment catheters resulting in a non-cash charge of $6.4 million being recorded in the fourth quarter of fiscal 2007 for the impairment of long lived assets in accordance with FASB Statement No. 144 (SFAS 144) and the write-down of obsolete inventory. Though the Company plans to support Prostatron users for the foreseeable future, the previous amortization schedule for the acquired intangible assets (developed technology, customer base & trademark) would not have brought the net book value to zero for another 8.25 years as of June 30, 2007 which is longer than the Company anticipates supporting the Prostatron customer base. Furthermore, in accordance with FASB Statement No. 109 the Company increased the valuation allowance that had been reduced at the end of fiscal 2006 as a result of the Company’s net loss in fiscal 2007. This resulted in non-cash tax expense of $4.8 million in the fourth quarter of fiscal 2007 compared to a $4.6 million non-cash income tax benefit in the fourth quarter of fiscal 2006.

“Our confidence in the potential of CoolMax is increasing,” continued Parks. “Accordingly, it has become evident that the Prostatron line will have a limited future life. We will continue supporting the Prostatron customers through the conversion period without treatment interruptions.”

Reported gross profit (loss) for the fourth quarter of fiscal 2007 was negative $1.9 million. Gross profit for the fourth quarter of fiscal 2007, excluding the non-cash long lived asset impairment charges and inventory write-downs of $4.4 million, was $2.6 million, or 54% of revenue, a 1 percentage point increase when compared to 53% of revenue in the third quarter of fiscal 2007 and a 7 percentage point decrease when compared to 61% of revenue in the same period last year. The majority of the increase in the gross profit rate, as adjusted, over the prior quarter period was due to increased efficiencies in manufacturing. Reported fourth quarter operating expenses totaled $5.6 million while operating expenses, as adjusted for non-cash long lived asset impairment charges of $2.0 million, totaled $3.6 million, compared to $3.6 million in the third quarter of fiscal 2007 and $4.1 million in the fourth quarter of fiscal 2006. Fiscal 2007 fourth quarter operating expenses included $121,000 in severance expense that was driven by a 7% reduction in force that occurred in the fourth quarter which was offset by reduced variable compensation and reduced legal expenses.

Balances of cash and cash equivalents were $12.3 million at June 30, 2007 compared to $11.8 million at March 31, 2007 and $11.1 million at June 30, 2006.

“We recently took steps to further align our organization with our strategy,” commented Elissa Lindsoe, chief financial officer of Urologix. “The non-cash long lived asset impairments and inventory write-downs related to Prostatron will result in annual savings of $0.7 million in amortization expense and our recent 7% reduction-in-force will reduce annual expenses by nearly another $0.8 million. As we continue to invest in new product offerings, these savings will be slightly offset by increases in research and development expense. Also, we generated nearly $0.5 million in operating cash flows during the fourth quarter. We believe our current cash position gives us the strength to remain a solid contender in the BPH therapy marketplace as we manage through this transition time.”

NON-GAAP FINANCIAL MEASURES

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), in this press release, the Company also discusses non-GAAP measures that exclude the non-cash asset impairment charges and inventory write-downs. Gross profit (loss), operating expense and operating earnings (loss) measures that exclude the non-cash items referred to above, are not in accordance with, nor are they a substitute for, GAAP measures. The Company provides adjusted gross profit (loss), operating expenses, and operating earnings (loss) because the Company’s management believes that these non-GAAP financial measures are important for them to understand and evaluate Urologix’ historical and prospective financial performance. Management also believes that these non-GAAP financial measures enhance the investors’ ability to evaluate the Company’s operating results and to compare current operating results to historical operating results. The Company’s non-GAAP results are not meant to be considered in isolation and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Further, the excluded items may not be comparable to similarly titled measures used by other companies. A reconciliation of the GAAP to non-GAAP financial measures is provided at the end of this press release.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2007 fourth quarter results on Wednesday, August 22, at 4:00 p.m. Central time. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com, and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. Additionally, Urologix is currently developing CoolMax™, its next generation microwave catheter for in-office BPH treatment. All of Urologix’ products utilize Cooled ThermoTherapy™ – targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort – and provide safe, effective, lasting relief of the symptoms of BPH.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s plans and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Condensed Statements of Operations

(Unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Year Ended June 30,
	2007	2006	2007	2006
Sales	$4,818	$6,643	$21,317	$25,885
Cost of goods sold & asset impairment (1)	6,674	2,598	13,893	8,995

Gross profit (loss)	(1,856)	4,045	7,424	16,890

Costs and expenses:
Selling, general and administrative	2,578	3,307	11,086	12,940
Research and development	957	705	3,026	2,987
Amortization and impairment of intangibles (2)	2,031	71	2,244	194

Total operating expenses	5,566	4,083	16,356	16,121

Operating earnings (loss)	(7,422)	(38)	(8,932)	769
Interest income	143	124	554	371

Earnings (loss) before income taxes	(7,279)	86	(8,378)	1,140

Income tax expense (benefit)	4,802	(4,579)	4,859	(4,354)

Net earnings (loss)	$(12,081)	$4,665	$(13,237)	$5,494

Net earnings (loss) per common share—basic	$(0.84)	$0.33	$(0.92)	$0.38

Net earnings (loss) per common share—diluted	$(0.84)	$0.32	$(0.92)	$0.38

Weighted average number of shares used in basic per share calculations	14,333	14,328	14,332	14,319

Weighted average number of shares used in diluted per share calculations	14,333	14,358	14,332	14,369

(1) 3 months and year ending June 30, 2007 includes the following non-cash charges:
Inventory write-down	$213
Fixed asset impairment	178
Developed technology intangible asset impairment	4,044

$4,435

(2) Three months and year ending June 30, 2007 includes the following non-cash charges:
Trademark intangible asset impairment	$969
Customer base intangible asset impairment	991

$1,960

Urologix, Inc.

Condensed Balance Sheets

(Unaudited, in thousands)

	June 30, 2007	June 30, 2006
ASSETS
Current Assets:
Cash, and cash equivalents	$12,250	$11,054
Accounts receivable, net	4,071	5,234
Inventories	2,421	2,634
Deferred tax asset	—	992
Prepaids and other current assets	40	184

Total current assets	18,782	20,098

Property and equipment:
Machinery, equipment and furniture	12,306	11,562
Less accumulated depreciation	(9,973)	(8,665)

Property and equipment, net	2,333	2,897
Other assets	1,034	1,288
Goodwill	10,193	10,193
Other intangible assets, net	311	7,090
Deferred tax asset, net	—	2,332

Total assets	$32,653	$43,898

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$948	$1,375
Accrued compensation	756	826
Deferred income	229	242
Other accrued expenses	782	729

Total current liabilities	2,715	3,172
Deferred tax liability	1,519	—
Deferred income	544	712
Other accrued expenses	—	34

Total liabilities	4,778	3,918

Shareholders’ equity:
Common stock	143	143
Additional paid-in capital	112,545	111,450
Accumulated deficit	(84,813)	(71,613)

Total shareholders’ equity	27,875	39,980

Total liabilities and shareholders’ equity	$32,653	$43,898

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures

(Unaudited, in thousands)

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
GROSS PROFIT (LOSS)
GAAP gross profit (loss)	$(1,856)	$4,045	$7,424	$16,890
Non-cash asset impairment charges and inventory write-down*	4,435	—	4,435	—

Non-GAAP gross profit	2,579	4,045	11,859	16,890

OPERATING EXPENSES
GAAP operating expenses	5,566	4,083	16,356	16,121
Non-cash asset impairment charges*	(1,960)	—	(1,960)	—

Non-GAAP operating expenses	3,606	4,083	14,396	16,121

OPERATING EARNINGS (LOSS)
GAAP operating earnings (loss)	(7,422)	(38)	(8,932)	769
Non-cash asset impairment charges and inventory write-down*	6,395	—	6,395	—

Non-GAAP operating earnings (loss)	(1,027)	(38)	(2,537)	769

*	Non-cash asset impairment charges and inventory write-down.

These amounts arise from asset write-downs due to the implementation of an end-of-life plan for the Company’s Prostatron® control units and Prostaprobe® catheter families including inventory write-downs ($213) and impairment charges in accordance with SFAS 144 (fixed assets of $178, developed technology intangible asset $4,044, customer base $991, and trademark intangible asset $969). We exclude these charges because we believe they are not reflective of how we view our operating performance in the period incurred, are non-cash, and are not meaningful in evaluating our operating performance in comparison to historical operating performance. Non-cash asset impairment charges and inventory write-downs were allocated as follows:

	Three months ended June 30,		Year ended June 30,
	2007	2006	2007	2006
Cost of goods sold and asset impairment	$4,435	$—	$4,435	$—
Amortization and impairment of intangibles	1,960	—	1,960	—

	$6,395	$—	$6,395	$—

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